Exhibit 11(a)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A of Fidelity Government Securities Fund, of our report dated November 1, 1995 on the financial statements and financial highlights included in the September 30, 1995 Annual Report to Shareholders of Fidelity Government Securities Fund. We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
November 14, 1995      COOPERS & LYBRAND L.L.P.